PROSPECTUS

IONICS, INCORPORATED

69,500 Shares

Common Stock

$1.00 par value per share

	This Prospectus relates to the offer and sale of 69,500 shares (the "Shares") of common stock, $1.00 par value per share (the "Common
Stock"), of Ionics, Incorporated (the "Company" or "Ionics") which may be offered hereby from time to time by the selling stockholders named herein (the "Selling Stockholders") for their own benefit. The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders.

	The Company's Common Stock is listed on the New York Stock Exchange
(NYSE) under the symbol "ION." On February 20, 1996, the Closing price of the Common Stock on the NYSE was $38.62.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS.  ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

         No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made. Close

The date of this Prospectus is February 21, 1996

AVAILABLE INFORMATION

	The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

	The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus and any registration statement containing this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference in the information that this Prospectus and any registration statement containing this Prospectus incorporates). Such requests should be made Stephen Korn, Clerk, Ionics, Incorporated, 65 Grove Street, Watertown, Massachusetts 02172 (telephone:
(617) 926-2500).

THE COMPANY

The Company's principal offices are located at 65 Grove Street, Watertown, MA 02172, and its telephone number is (617) 926-2500.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders.

THE SELLING STOCKHOLDERS

	This Prospectus relates to possible sales by certain stockholders who are also non-employee directors of the Company of Shares issued pursuant to the exercise of options granted to such stockholders under the Company's 1986 Stock Option Plan for Non-Employee Directors.

	The following table shows the name of each of the Selling
Stockholders, the number of outstanding Shares of Common Stock of the Company beneficially owned by him as of February 15, 1996, and the number of Shares available for resale hereunder. Because the Selling
Stockholders may sell all or part of their Shares pursuant to this Prospectus, no estimate can be given as to the amount of Shares that will be held by each of them upon termination of this offering.

SELLING STOCKHOLDER TABLE

				Number of	Number of
				Shares		Shares Available
				Beneficially	for Sale
Name				Owned    	Hereunder

William L. Brown		   9,000           7,000
Arnaud de Vitry d'Avaucourt	 175,500	  13,500
Lawrence E. Fouraker	    	  15,900	   9,500
Samuel A. Goldblith  	   	  13,500	  13,500
Robert B. Luick	   	 	  13,700	   3,500
John J. Shields	    		  12,480          11,500
Carl S. Sloane	     		   1,500	   1,000
Mark S. Wrighton	     	   3,100	   3,000
Allen S. Wyett	    	 	   9,150           7,000





	The Shares offered hereby are being sold by each of the Selling Stockholders for his own account. The Company will not receive any of the proceeds from this offering.

	The Shares have been listed on the New York Stock Exchange. It is anticipated that the Selling Stockholders may from time to time make sales of all or part of the Shares of Common Stock covered by this Prospectus on the New York Stock Exchange at prices and terms prevailing at the time of any such sale. Any such sales may be made through broker-dealers acting as agents in ordinary brokerage transactions. The Selling Stockholders will pay brokerage commissions or discounts with respect to the sale of Shares in amounts customary for the type of transaction effected. In addition to sales under this Prospectus, the Selling Stockholder may also effect sales of Shares of Common Stock covered by this Prospectus pursuant to Rule 144 promulgated under the Act. All the foregoing transactions will be made without payment of any underwriting commissions or discounts, other than the customary brokers' fees normally paid in connection with such transactions. The Selling Stockholders will have the right to withdraw the offered Shares prior to sale. There is no present plan of distribution.

INTEREST OF NAMED EXPERTS AND COUNSEL

	The validity of the shares of Common Stock offered hereby will be passed upon for the Registrant by Stephen Korn, Esq., Vice President and General Counsel of the Company. Mr. Korn is the beneficial owner of 43,227 shares of Common Stock, including 41,800 shares of Common Stock in the form of presently exercisable stock options and 204 shares held in the Ionics Section 401(k) Stock Savings Plan.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

	The following documents filed with the Commission are incorporated by reference in this Prospectus:

(a)	The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1994.

(b)	The Company's Quarterly Report on Form 10-Q for the Quarters ended
March 31, 1995, June 30, 1995, and September  30, 1995.

(c)	The section entitled "Description of Registrant's Securities to be
Registered" contained in the Registrant's Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act.

(d)	All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is permitted by Massachusetts law and required by its By-laws to indemnify any director or officer or former director or officer against all expenses and liabilities reasonably incurred by him in connection with any legal action in which such person is involved by reason of his position with the Company unless he shall have been finally adjudicated in any action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company. Such indemnification shall include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon the Company's receipt of the undertaking of the person indemnified to repay such payment if such person shall be adjudicated not entitled to such indemnification.

	Directors and officers are also insured up to an aggregate amount of $10 million under a Directors' and Officers' Liability and Company Reimbursement Policy.

	The Company's Restated Articles of Organization include a provision limiting the personal liability of directors of the Company to its stockholders for monetary damages for breaches of their fiduciary duty to the extent permitted by the Massachusetts Business Corporation Law.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.